Exhibit 10.1

NINTH AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Amendment”) is dated August 11, 2016 and made effective as of July 31, 2016 and is by and among MEDALLION FINANCIAL CORP., a Delaware corporation having an address of 437 Madison Avenue, New York, New York 10022 (the “Borrower”), MEDALLION FUNDING LLC, a New York limited liability company, with its chief executive office located at 437 Madison Avenue, New York, New York 10022 (the “Guarantor”), MEDALLION FINE ART, INC., a Delaware corporation, with its chief executive office located at 437 Madison Avenue, New York, New York 10022 (the “New Guarantor”), and STERLING NATIONAL BANK, a national banking association having an address of 500 Seventh Avenue, New York, New York 10018 (the “Bank”).

RECITALS

A. The Borrower, the Guarantor and the Bank entered into an Amended and Restated Loan and Security Agreement dated March 28, 2011 (the “Original Loan Agreement”), pursuant to which the Bank has agreed to extend certain credit and make certain loans to the Borrower.

B. The Borrower, the Guarantor and the Bank have amended the Original Loan Agreement pursuant to a First Amendment to Amended and Restated Loan and Security Agreement dated September 1, 2011 (the “First Amendment”).

C. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Second Amendment to Amended and Restated Loan Agreement dated January 8, 2013 (the “Second Amendment”).

D. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Third Amendment to Amended and Restated Loan Agreement dated October 23, 2013 (the “Third Amendment”).

E. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Fourth Amendment to Amended and Restated Loan Agreement dated August 11, 2014 (the “Fourth Amendment”).

F. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Fifth Amendment to Amended and Restated Loan Agreement dated July 5, 2015 (the “Fifth Amendment”).

G. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Sixth Amendment to Amended and Restated Loan Agreement dated June 29, 2016 (the “Sixth Amendment”).

H. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to a Seventh Amendment to Amended and Restated Loan Agreement dated July 15, 2016 (the “Seventh Amendment”).

I. The Borrower, the Guarantor, and the Bank have further amended the Original Loan Agreement pursuant to an Eighth Amendment to Amended and Restated Loan Agreement dated July 29, 2016 (the “Eighth Amendment”) (the Original Loan Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, is collectively referred to herein as the “Loan Agreement”).

J. The Borrower has requested, and the Bank has agreed, to amend the Loan Agreement, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Defined Terms. Except as otherwise indicated herein, all words and terms defined in the Loan Agreement shall have the same meanings when used herein.

2. Extension of Facility A Maturity Date. The Facility A Maturity Date is hereby extended to June 30, 2018. Accordingly, Section 11 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“11.	Maturity Date

Facility A Maturity Date: June 30, 2018.”

3. Decrease of Facility A Maximum Facility Amount. The Facility A Maximum Facility Amount is hereby decreased to $19,250,000. Accordingly, Section 12 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“12.	Maximum Facility Amount

Facility A Maximum Facility Amount: $19,250,000”

4. Non-Revolver. The Borrower acknowledges that (i) the revolving nature of the Facility A Revolving Loan has been terminated, (ii) the Borrower has no right to request or borrow, and the Bank has no obligation to fund, advance or issue, any amounts under the Loan Agreement (including without limitation any Letters of Credit), and (iii) upon repayment of all or any amounts under the Loan Agreement, the Borrower no longer has the right to reborrow any or all of such amounts under the Loan Agreement.

5. Monthly Principal Payments. In addition to the payments of interest and other amounts payable under the Loan Agreement, the Borrower shall pay to the Bank, on the fifteenth (15th) day of each and every calendar month commencing on August 15, 2016, an amount equal to the aggregate amount of all principal payments received by the Borrower from Underlying Borrowers pursuant to Underlying Loans during the preceding calendar month (collectively, “Underlying Principal Payments”); provided, however, that in no event shall the aggregate amount of all such principal payments from the Borrower to the Bank during any consecutive 3-month period be less than $150,000 (it being understood and agreed that if the Underlying Principal Payments received by the Borrower are insufficient to satisfy such $150,000 minimum payment requirement during any consecutive 3-month period, the Borrower shall be obligated to utilize its own funds to cover any such shortfall in order to make such minimum $150,000 payment to the Bank).

6. Elimination of Current Compensating Balance Requirement. The current compensating balance requirement of $1,000,000 is hereby eliminated. Accordingly, Section 6 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.	Operating and Deposit Accounts (Section 4.8)

Borrower shall at all times maintain with the Bank one or more deposit accounts.”

7. Elimination of Fees. The Unused Line Fee and the Minimum Borrowing Fee are hereby eliminated. Accordingly, Section 16 of Annex 2 to the Loan Agreement is hereby amended by deleting clause (b) (Unused Line Fee) and clause (e) (Minimum Borrowing Fee) in their entirety.

8. New Defined Term. The following new defined term is hereby added in alphabetical order to the definitions set forth in Annex 1 to the Loan Agreement:

“Newark Taxicab Medallion Loans” shall mean Taxicab Medallion Loans made by the Borrower or the Guarantor to an Underlying Borrower for the purpose of funding the purchase by such Underlying Borrower of a Newark taxicab medallion or other license issued by a Newark taxi commission which grants the right to operate a taxicab in Newark, New Jersey.

9. Amendment to Eligibility Requirements for Underlying Loans.

(a) Clause (b) of the definition of the term “Eligible Facility A Underlying Loan” set forth in Annex 1 to the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(b)	(i) if such Underlying Loan is an Asset-Based Loan, the aggregate principal amount outstanding at any time thereunder does not exceed the lesser of (A) the maximum available amount under the Underlying Loan Documents relating thereto or (B) the borrowing base formula applicable thereto; and

(ii) if such Underlying Loan is any other type of loan (including without limitation a New York City Taxicab Medallion Loan, a Chicago Taxicab Medallion Loan or a Newark Taxicab Medallion Loan), (A) such Underlying Loan shall be no more than a 3-year loan with no more than a 25-year amortization (provided, however, that one or more Underlying Loans may have amortization periods of up to 40 years so long as not more than 20% of all Underlying Loans (based upon the outstanding principal amounts thereof) outstanding at any time have amortization periods in excess of 25 years), (B) such Underlying Loan shall provide for monthly principal and interest payments (provided, however, that one or more Underlying Loans may have interest-only periods of up to 6 months so long as not more than 20% of all Underlying Loans (based upon the outstanding principal amounts thereof) outstanding at any time are interest-only), (C) such Underlying Loan shall not be in payment default for more than 120 days, and (D) such Underlying Loan shall not otherwise be in default beyond applicable grace and cure periods (provided, however, that notwithstanding that the Borrower has declared a default under one or more Underlying Loans from time to time, each such Underlying Loan may (subject to the Bank’s written consent on a case-by-case basis, which consent shall not be unreasonably withheld or delayed) nonetheless be deemed to be an Eligible Facility A Underlying Loan by the Bank hereunder (each, a “Deemed Eligible Underlying Loan”).”

(b) The definition of the term “Eligible Facility A Underlying Loan” set forth in Annex 1 to the Loan Agreement is hereby further amended by adding the following provision after item (k) therein:

“Notwithstanding the foregoing, the Bank shall have the right, at any time and from time to time in its sole and absolute discretion, to deem any Underlying Loan to be an Eligible Facility A Underlying Loan, even if such Underlying Loan fails to meet all of the foregoing requirements.”

10. Amendment to Borrowing Base. The Facility A Borrowing Base is hereby amended to provide for a 70% advance rate on Deemed Eligible Underlying Loans. Accordingly, the definition of “Facility A Borrowing Base” set forth in Section 8 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“Facility A Borrowing Base” shall mean an amount not to exceed the following as shown on the Bank’s records at any time and as reported by the Borrower prior to each request for a Facility A Revolving Loan and each request for a Letter of Credit and in a Facility A Borrowing Base Certificate as required by this Agreement:

(i)	One hundred (100%) percent of the portion of the aggregate outstanding principal amount of all Eligible Facility A Underlying Loans (other than Deemed Eligible Underlying Loans) listed in the applicable Facility A Borrowing Base Certificate that is owned and held by the Borrower or the Guarantor, PLUS

(ii)	Seventy (70%) percent of the portion of the aggregate outstanding principal amount of all Deemed Eligible Underlying Loans listed in the applicable Facility A Borrowing Base Certificate that is owned and held by the Borrower or the Guarantor, MINUS

(iii)	An amount equal to 100% of the LC Obligations at such time, MINUS

(iv)	such reserves as the Bank elects, in its reasonable discretion, to establish from time to time.”

11. Additional Guarantor. Concurrently herewith, and in consideration for the amendments and other accommodations agreed to by the Bank pursuant to this Amendment, the Borrower is causing the New Guarantor (which is an affiliate of the Borrower), and the New Guarantor hereby agrees, to execute and deliver to the Bank a Guaranty of the Borrower’s Obligations to the Bank. Accordingly, Section 10 of Annex 2 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.	Guarantor(s)

Medallion Funding LLC, a New York limited liability company

Medallion Fine Art, Inc., a Delaware corporation”

12. Additional Collateral.

(a) Concurrently herewith, and in consideration for the amendments and other accommodations agreed to by the Bank pursuant to this Amendment, the Borrower is causing the New Guarantor, and the New Guarantor hereby agrees, to execute and deliver to the Bank a security agreement, pursuant to which the New Guarantor grants to the Bank, as security for the New Guarantor’s obligations under its Guaranty and the Borrower’s Obligations under the Loan Documents, a second priority lien on and security interest in certain pieces of artwork owned by the New Guarantor (which lien and security interest shall be subject and subordinate to a first lien on and security interest in such artwork held by Rosenthal & Rosenthal (“Rosenthal”)), all as more fully described in such security agreement (collectively, the “Artwork Collateral”). The Artwork Collateral consists of (i) an original oil on canvas painting dated 1977 by Joan Mitchell entitled No Room at the End (in two parts) (“Artwork Collateral 1”), and (ii) an original oil on canvas painting dated 1959 by Kazuo Shiraga entitled Waikyakuko (“Artwork Collateral 2”).

(b) Promptly after the date hereof, the New Guarantor shall use commercially reasonable efforts to sell the Artwork Collateral through a reputable fine art dealer to one or more unrelated third party purchaser(s) for fair market value. The New Guarantor shall keep the Bank reasonably apprised of the status and progress of the New Guarantor’s efforts to sell the

Artwork Collateral, and shall provide the Bank with reasonable prior written notice of the anticipated consummation of any such sale. All proceeds received from the sale of the Artwork Collateral shall be applied and distributed in accordance with the intercreditor agreement dated on or about the date hereof by and among the Bank, Rosenthal, the Borrower and the New Guarantor.

(c)      (i) The Borrower, the Guarantor and the New Guarantor specifically acknowledge and agree that it is the Bank’s expectation, and the Borrower’s intention, for the Bank to receive net proceeds of at least $3,000,000 in the aggregate from the sale of the Artwork Collateral, consisting of at least $2,000,000 from Artwork Collateral 1 and at least $1,000,000 from Artwork Collateral 2 (each, the “Minimum Required Paydown Amount”).

(ii) To the extent that, for any reason, the net proceeds actually received by the Bank from the sale of either item of the Artwork Collateral are less than the Minimum Required Paydown Amount for that item of Artwork Collateral, the Borrower, the Guarantor and/or the New Guarantor shall pay to the Bank, from their own funds and concurrently with the sale of that item of Artwork Collateral, an amount equal to the difference between the Minimum Required Paydown Amount for that item of Artwork Collateral and the actual amount received by the Bank from the sale of that item of Artwork Collateral. The Bank shall have no obligation to release its lien on or security interest in either item of Artwork Collateral unless and until the Bank has received the Minimum Required Paydown Amount for that item of Artwork Collateral in immediately available funds.

13. Joinder to Loan Agreement. The New Guarantor hereby (i) acknowledges that it is a “Guarantor” under and for purposes of the Loan Agreement, (ii) joins in the Loan Agreement as a party thereto and (iii) agrees to be bound by and to comply with all of the terms and provisions of the Loan Agreement that relate or apply to a Guarantor thereunder.

14. Amendments to Other Loan Documents. Each of the other Loan Documents is hereby amended to the extent necessary to reflect the amendment(s) to the terms of the Loan Agreement effected by this Amendment. The Borrower shall take or cause to be taken such actions, and shall execute, deliver, file and/or record or cause to be executed, delivered, filed and/or recorded such documents and other instruments, as the Bank shall deem to be necessary or advisable in order to confirm, implement or perfect the amendments to the other Loan Documents effected by this Paragraph.

15. No Defenses. The Borrower acknowledges that, as of the date of this Amendment, the aggregate outstanding principal balance under the Facility A Revolving Loan is $19,250,000. The Borrower acknowledges and agrees that, as of the date hereof, it has no offsets, counterclaims or defenses of any nature whatsoever to its Obligations to the Bank under the Loan Agreement or any of the other Loan Documents, and hereby expressly waives and releases any and all claims against the Bank which exist on the date hereof with respect thereto.

16. Reaffirmation of Guaranty. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, the Guarantor hereby (a) ratifies and reaffirms the Guarantor’s obligations, and the Bank’s rights, under the Guaranty, all of the terms and conditions of which remain in full force and effect, (b) consents to the execution and delivery by the Borrower of this Amendment and the consummation of the transactions contemplated thereby, (c) acknowledges and agrees that the Guaranty shall apply and/or continue to apply with full force and effect to, and shall serve and/or continue to serve as security for, all Obligations of the Borrower to the Bank, including without limitation all of the Obligations of the Borrower under the Loan Agreement, as amended by this Amendment, (d) acknowledges and agrees that, as of the date hereof, there are no counterclaims, offsets or defenses to the Guarantor’s obligations under the Guaranty, and waives and releases all claims against the Bank in connection therewith and (e) confirms that the Guarantor has derived direct and immediate financial and other benefits from the transactions contemplated by the Loan Agreement, and will continue to derive direct and immediate financial and other benefits from the transactions contemplated by the Loan Agreement, as amended by this Amendment.

17. Representations and Warranties. In order to induce the Bank to enter into this Amendment and to amend the Loan Agreement as provided herein, each Entity Loan Party hereby represents and warrants to the Bank that:

(a) All of the representations and warranties of each Entity Loan Party set forth in the Loan Agreement are true, complete and correct in all material respects on and as of the date hereof with the same force and effect as if made on and as of the date hereof and as if set forth at length herein.

(b) After giving effect to this Amendment, no Event of Default presently exists and is continuing on and as of the date hereof.

(c) Since the date of the Entity Loan Parties’ most recent financial statements delivered to the Bank, each Entity Loan Party has not experienced a material adverse effect in its business, operations or financial condition.

(d) Each Entity Loan Party has full power and authority to execute, deliver and perform any action or step which may be necessary to carry out the terms of this Amendment and the other documents contemplated to be executed and delivered in connection with this Amendment (collectively, the “Other Documents”) and this Amendment and the Other Documents have been duly executed and delivered by each Entity Loan Party party thereto and are the legal, valid and binding obligation of each Entity Loan Party party thereto enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, general equity principles or other similar laws affecting the enforcement of creditors’ rights generally.

(e) The execution, delivery and performance of this Amendment and the Other Documents will not (i) violate any provision of any existing law, statute, rule, regulation or ordinance, (ii) conflict with, result in a breach of, or constitute a default under (A) the certificate of incorporation or by-laws of the Borrower, (B) the certificate of formation or operating agreement of the Guarantor or the certificate of incorporation or by-laws of the New Guarantor, (C) any order, judgment, award or decree of any court, governmental authority, bureau or agency, or (D) any mortgage, indenture, lease, contract or other material agreement or undertaking to which the Entity Loan Parties are a party or by which the Entity Loan Parties or any of their properties or assets may be bound, or (iii) result in the creation or imposition of any lien or other encumbrance upon or with respect to any property or asset now owned or hereafter acquired by the Entity Loan Parties, other than liens in favor of the Bank, except, in the case of clauses (ii) and (iii) above, for any deviation from the foregoing which would not reasonably be expected to have a Material Adverse Effect.

(f) No consent, license, permit, approval or authorization of, exemption by, notice to, report to, or registration, filing or declaration with any person is required in connection with the execution, delivery and performance by the Entity Loan Parties of this Amendment and the Other Documents or the validity thereof or the transactions contemplated thereby, other than (i) filing or recordation of financing statements and like documents in connection with the Liens granted in favor of the Bank, (ii) those consents, if they were not obtained or made, which would not reasonably be expected to have a Material Adverse Effect and (iii) filings which the Entity Loan Parties may be obligated to make with the Securities and Exchange Commission.

18. Bank Costs. The Borrower shall reimburse the Bank on demand for all costs, including reasonable legal fees and expenses and recording fees, incurred by the Bank in connection with this Amendment and the Other Documents and the transactions referenced herein and therein. If payment of such costs is not made within ten (10) days of the Bank’s demand therefor, the Bank may, and the Borrower irrevocably authorizes the Bank to, charge the Borrower’s account with the Bank or make an advance under the Facility A Revolving Loan in order to satisfy such obligation of the Borrower.

19. Counterparts. This Amendment may be signed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

20. No Change. Except as expressly set forth herein, all of the terms and provisions of the Loan Agreement shall continue in full force and effect.

21. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to Amended and Restated Loan and Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date set forth on the first page hereof.

MEDALLION FINANCIAL CORP.

By:	/s/ Alvin Murstein
	Name:	Alvin Murstein
	Title:	Chairman & Chief Executive Officer

MEDALLION FUNDING LLC

By:	/s/ Thomas J. Munson
	Name:	Thomas J. Munson
	Title:	SVP

MEDALLION FINE ART, INC.

By:	/s/ Larry D. Hall
	Name:	Larry D. Hall
	Title:	Treasurer

STERLING NATIONAL BANK

By:	/s/ Thomas M. Braunstein
	Name:	Thomas M. Braunstein
	Title:	Senior Vice President,
Middle Market Banking